Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1, AMENDMENT NO. 7

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

(Form Type)

Microvast Holdings Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In connection with Unsold Securities to be Carried Forward
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share(4)	457(a)	27,600,000 shares	$11.50(2)	$317,400,000(2)	$109.10 per million	$34,628	--	--	--	--
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share(5)	457(c)	293,860,085 shares	$9.22(3)	$2,709,390,177(3)	$109.10 per million	$295,595	--	--	--	--
Fees Previously Paid	Equity	Warrants to purchase Common Stock(6)	457(g)	837,000 warrants	--	--	--	--	--	--	--	--
	Total					$3,026,790,177		$330,223	--	--	--	--

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the ”Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Based upon the exercise price per share of common stock issuable upon exercise of the public warrants.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the common stock on August 17, 2021, as reported on Nasdaq, under the symbol “MVST.”
(4)	Consists of 27,600,000 shares of common stock that may be issued upon exercise of the public warrants based on the number of public warrants outstanding as of August 17, 2021. The aggregate number of shares of common stock shall be adjusted to include any additional shares of common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(5)	Consists of the following shares of common stock registered for resale by the Selling Holders: (i) 687,000 shares of common stock underlying the private placement warrants and 150,000 shares of common stock underlying warrants issued upon conversion of $1,500,000 in notes; and (ii) 293,023,106 shares of common stock, including up to 6,900,000 founder shares, 300,000 representative shares, 687,000 private placement shares, 48,250,000 PIPE Shares, 210,000,000 Merger Closing Shares, 20,000,000 Earn-Out Shares, 6,736,106 Bridge Notes Conversion Shares, and 150,000 shares sponsor upon conversion of $1,500,000 in notes. The aggregate number of shares of common stock shall be adjusted to include any additional shares of common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(6)	Consists of 687,000 private placement warrants and 150,000 warrants issued upon conversion of $1,500,000 in notes. Pursuant to Rule 457(g), no separate registration fee is required for the warrants.